Filed pursuant to Rule 424(b)(2). Based upon the registration of $900 million of notes to be offered by means of this prospectus supplement and the accompanying prospectus under the registration statement filed July 21, 2011, a filing fee of $104,490.00 has been calculated in accordance with Rule 457(r). This fee has been transmitted to the SEC.

Filed Pursuant to Rule 424(b)(2)
File Number 333-175700
PROSPECTUS SUPPLEMENT
(To prospectus dated July 21, 2011)
$900,000,000
V. F. Corporation
$400,000,000 Floating Rate Notes due 2013
$500,000,000 3.500% Notes due 2021

We are offering $400,000,000 aggregate principal amount of our floating rate notes due 2013, which will bear interest at a floating rate, reset quarterly, equal to the three-month LIBOR rate for U.S. dollars plus 0.750% (75 basis points) per year (the “floating rate notes”), and $500,000,000 aggregate principal amount of our 3.500% Notes due 2021(the “fixed rate notes,” and together with the floating rate notes, the “notes”). We will pay interest on the floating rate notes on February 23, May 23, August 23 and November 23 of each year, commencing on November 23, 2011. We will pay interest on the fixed rate notes on March 1 and September 1 of each year, commencing March 1, 2012. The floating rate notes will mature on August 23, 2013 and the fixed rate notes will mature on September 1, 2021.

We may not redeem the floating rate notes prior to maturity other than as described below. We may redeem the fixed rate notes at our option prior to maturity, at any time in whole or from time to time in part, at the redemption prices described in “Description of the Notes—The Fixed Rate Notes—Optional Redemption.” If we do not acquire The Timberland Company by March 12, 2012 (the “Acquisition”), or if we abandon the Acquisition prior to such date, we must redeem all of the notes at the redemption price described in this prospectus supplement in “Description of the Notes—Special Mandatory Redemption.” In addition, if we experience a Change of Control Repurchase Event (as defined herein), we may be required to purchase the notes from holders. See “Description of the Notes—Repurchase upon Change of Control Repurchase Event.”

The notes will be our general unsecured senior obligations and will rank equally with all of our existing and future unsecured senior debt and will be subordinated to all of our existing and future secured debt to the extent of the assets securing such secured debt. In addition, the notes will be effectively subordinated to all of the liabilities of our subsidiaries to the extent of the assets of those subsidiaries.

The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement.

	Floating Rate Notes		Fixed Rate Notes
	Per Note	Total	Per Note	Total

Public offering price (1)	100.000%	$400,000,000	99.690%	$498,450,000
Underwriting discount	0.300%	$1,200,000	0.650%	$3,250,000
Proceeds, before expenses, to us (1)	99.700%	$398,800,000	99.040%	$495,200,000

(1)	Plus accrued interest from August 24, 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about August 24, 2011.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Wells Fargo Securities

Senior Co-Managers

Citigroup	HSBC

Co-Managers

Barclays Capital	BNP PARIBAS	ING	Morgan Stanley

PNC Capital Markets LLC	RBS	Santander	US Bancorp

The date of this prospectus supplement is August 17, 2011.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein are accurate as of any date other than the date of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

VF Corporation	1
Where You Can Find More Information	2
Use of Proceeds	2
Ratios of Earnings to Fixed Charges	2
Special Note on Forward-Looking Statements	3
Description of Common Stock	3
Description of Preferred Stock	5
Description of Debt Securities	6
Description of Warrants	12
Description of Purchase Contracts	12
Description of Units	12
Forms of Securities	12
Plan of Distribution	14
Legal Matters	16
Experts	16

Market data and certain industry forecasts used throughout this prospectus supplement were obtained from internal surveys, reports and studies, where appropriate, as well as market research, publicly available information and industry publications. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, estimates and market research, while believed to be reliable, have not been independently verified, and we do not make any representation as to the accuracy of such information.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated July 21, 2011, which is part of our registration statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” below.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters’ behalf, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “VF,” “the Company,” “we,” “us” and “our” used herein refer to V.F. Corporation and its consolidated subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Prospectus Supplement Summary—The Offering” and in the section entitled “Description of the Notes,” the words “VF,” “the Company,” “we,” “us” and “our” refer only to V.F. Corporation and not to any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports, registration statements and other filings that VF is required to file or furnish to the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge from the SEC’s website (http://www.sec.gov) and public reference room at 100 F Street, NE, Washington, DC 20549 and on VF’s website at http://www.vfc.com. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC.

S-ii

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. The information set forth on our website is not incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

(a)	Annual Report on Form 10-K for the year ended January 1, 2011;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2011;

(c)	Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2011;

(d)	Annual Proxy Statement filed on March 23, 2011;

(e)	Current Report on Form 8-K filed on February 22, 2011;

(f)	Current Report on Form 8-K filed on March 23, 2011;

(g)	Current Report on Form 8-K filed on April 27, 2011;

(h)	Current Report on Form 8-K filed on June 13, 2011.

Copies of these reports may also be obtained free of charge upon written request to the Secretary of VF Corporation, P.O. Box 21488, Greensboro, NC 27420.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

From time to time, we may make oral or written statements, including statements in our Annual Report and in this prospectus supplement and the accompanying prospectus, that constitute “forward-looking statements” within the meaning of the federal securities laws. These include statements concerning plans, objectives, projections and expectations relating to VF’s operations or economic performance, and assumptions related thereto. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and “Special Note on Forward-Looking Statements,” contained in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information contained in the filings with the Securities and Exchange Commission that are listed in “Where You Can Find More Information” in the accompanying prospectus, before making an investment decision.

The closing of this offering is not conditioned upon the closing of the Acquisition, although we will be required to redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price if the Acquisition is not completed on or prior to the Outside Date (each as defined in “Description of the Notes”). This prospectus supplement does not give pro forma effect to the Acquisition. Unless the context indicates otherwise, the terms “VF,” “the Company,” “we,” “us” and “our” used herein refer to V.F. Corporation and its consolidated subsidiaries. Unless otherwise indicated, references to “fiscal year” refer to the fiscal year of the Company, which ends on the Saturday closest to December 31st of each year.

About Our Company

V.F. Corporation, organized in 1899, is a worldwide leader in branded lifestyle apparel and related products. Our stated vision is: VF will grow by building lifestyle brands that excite consumers around the world.

For over 100 years, VF has grown by offering consumers high quality, high value branded apparel and related products. Since 2004, we have been implementing a strategy that is transforming VF’s mix of business to include more lifestyle brands. Lifestyle brands are those brands that connect closely with consumers because they are aspirational and inspirational; they reflect consumers’ specific activities and interests. Lifestyle brands generally extend across multiple product categories and have higher than average gross margins. Accordingly, this transformation has included the acquisitions of many lifestyle brands in recent years, including Vans®, Reef®, Kipling®, Napapijri®, 7 For All Mankind®, lucy®, Splendid® and Ella Moss®. At the same time, we have continued to support all of our businesses through product line extensions, geographic expansion, retail store openings, product innovation, consumer research and marketing.

VF is a highly diversified apparel company—across brands, product categories, channels of distribution and geographies. VF owns a broad portfolio of brands in the jeanswear, outerwear, packs, luggage, footwear, sportswear, occupational and performance apparel categories. These products are marketed to consumers shopping in specialty stores, upscale and traditional department stores, national chains and mass merchants. A growing portion of our revenues, currently 18%, is derived from sales to consumers through VF-operated stores and internet sites. VF derives 30% of its revenues from outside the United States, primarily in Europe, Asia, Canada and Latin America. VF products are also sold in many countries through independent licensees and distributors. To provide our products across multiple channels of distribution in different geographic areas, we balance efficient and flexible internally-owned manufacturing with sourcing finished goods from independent contractors. We utilize state-of-the-art technologies for inventory replenishment that enable us to effectively and efficiently get the right assortment of products that match consumer demand to our customers’ shelves.

VF’s businesses are organized primarily into product categories, and by brands within those categories, for both management and internal financial reporting purposes. These groupings of businesses are called “coalitions” and consist of the following: Outdoor & Action Sports, Jeanswear, Imagewear, Sportswear and Contemporary Brands. These coalitions are our reportable segments for financial reporting purposes.

Coalition management has responsibility to build their brands, with certain financial, administrative and systems support and disciplines provided by central functions within VF.

We consider our Outdoor & Action Sports, Sportswear and Contemporary Brands coalitions to be our lifestyle coalitions, which have the potential to achieve higher long-term revenue, profit growth and profit margins than our other businesses. Our Jeanswear and Imagewear coalitions are our heritage businesses, which have historically strong levels of profitability and cash flows but lower revenue growth rates.

The following table summarizes VF’s primary owned and licensed brands by coalition:

Coalition	Primary Brands	Primary Product(s)

Outdoor & Action Sports	The North Face® Vans® JanSport® Eastpak® Kipling® Napapijri® Reef® Eagle Creek® lucy®	performance-oriented apparel, footwear, outdoor gear
skateboard-inspired footwear, apparel
backpacks, luggage, apparel
backpacks, apparel
handbags, luggage, backpacks, accessories (outside North America)
premium outdoor apparel
surf-inspired footwear, apparel
luggage, backpacks, travel accessories
women’s activewear
Jeanswear	Wrangler® Lee® Riders® Rustler® Timber Creek by Wrangler®	denim and casual bottoms, tops denim and casual bottoms, tops denim and casual bottoms, tops denim and casual bottoms, tops denim and casual bottoms, tops
Imagewear	Red Kap® Bulwark® Majestic® MLB® (licensed) NFL® (licensed) Harley-Davidson® (licensed)	occupational apparel protective occupational apparel athletic apparel licensed athletic apparel licensed athletic apparel licensed apparel
Sportswear	Nautica® Kipling®	men’s fashion sportswear, denim bottoms, sleepwear, accessories, underwear handbags, luggage, backpacks, accessories (within North America)
Contemporary Brands	7 for All Mankind® John Varvatos® Splendid® Ella Moss®	premium denim and casual bottoms, sportswear, accessories luxury men’s apparel, footwear, accessories premium women’s sportswear premium women’s sportswear

Our principal executive offices are located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and our telephone number is (336) 424-6000. We maintain a website at www.vfc.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

Recent Developments

On June 12, 2011, VF, VF Enterprises, Inc., a wholly owned subsidiary of VF (“Merger Sub”), and The Timberland Company (“Timberland”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Timberland, with Timberland continuing as the surviving corporation and a wholly-owned subsidiary of VF. Timberland is a global footwear and apparel company that markets products under the Timberland®, Timberland PRO®, Mountain Athletics®, SmartWool®, Timberland Boot Company® and howies® brands. Timberland will become part of VF’s Outdoor & Action Sports coalition. VF will pay Timberland stockholders $43.00 per share, representing a total enterprise value of approximately $2.3 billion. VF intends to use the net proceeds from this offering together with cash on hand and short-term borrowings to finance the aggregate purchase price of the Acquisition. The Acquisition is expected to close in the third quarter of 2011, and will be subject to the fulfillment or waiver of various conditions to closing, the failure of which to occur could delay the closing or result in the Acquisition not closing.

Concurrently with entering into the Merger Agreement, certain directors and officers of Timberland and certain other members of their families and certain trusts established for the benefit of their families (collectively, the “Supporting Stockholders”), who collectively control approximately 73.5% of Timberland’s combined voting power, entered into a Voting Agreement (the “Voting Agreement”) with VF. Pursuant to the Voting Agreement the Supporting Stockholders delivered a written consent adopting the Merger Agreement on July 26, 2011. No further action by any Timberland stockholder is required to adopt the Merger Agreement or to approve the Merger.

Other Information

The SEC maintains an Internet website at http://www.sec.gov that contains our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and all amendments thereto. All reports that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

THE OFFERING

Issuer	V.F. Corporation

Notes Offered	$400,000,000 aggregate principal amount of floating rate notes due 2013

$500,000,000 aggregate principal amount of 3.500% notes due 2021

Interest Rate on Floating Rate Notes	A floating rate, reset quarterly, equal to three-month LIBOR plus 0.750% (75 basis points), accruing from the issue date of the floating rate notes.

Interest Rate on the Fixed Rate Notes	3.500% per year, from the issue date of the fixed rate notes.

Interest Payment Dates	February 23, May 23, August 23, and November 23 of each year, beginning November 23, 2011, in the case of the floating rate notes.

March 1 and September 1 of each year, beginning March 1, 2012, in the case of the fixed rate notes.

Maturity	August 23, 2013, in the case of the floating rate notes.

September 1, 2021, in the case of the fixed rate notes.

Optional Redemption	We may not redeem the floating rate notes prior to maturity other than as described in “Description of the Notes—Special Mandatory Redemption.”

We may redeem the fixed rate notes in whole or in part at any time. If the fixed rate notes are redeemed before June 1, 2021 (three months prior to the maturity date of the fixed rate notes), the redemption price will equal the greater of:

• 100% of the principal amount being redeemed, and

•    the sum of the present value of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the “adjusted treasury rate” (as defined below under “Description of the Notes—The Fixed Rate Notes—Optional Redemption”), plus 20 basis points, plus accrued and unpaid interest on the fixed rate notes to the redemption date.

If the fixed rate notes are redeemed on or after June 1, 2021 (three months prior to the maturity date of the fixed rate notes), the redemption price for the fixed rate notes will equal 100% of the principal amount of the fixed rate notes. The redemption price for the fixed rate notes will include accrued interest on the fixed rate notes being redeemed to the date of redemption.

Special Mandatory Redemption	If the Acquisition is not completed on or prior to the Outside Date (as defined below), we will be required to redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price (each as defined below). See “Description of the Notes—Special Mandatory Redemption.”

Change of Control	If a Change of Control Repurchase Event occurs with respect to the notes, unless we have exercised our right to redeem all the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase.

Ranking	The notes are our unsecured obligations and will rank equally with all our existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries.

Restrictive Covenants	We will issue the notes under an Indenture (as defined below) containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• incur debt secured by liens,

• engage in sale and lease-back transactions, and

• merge or consolidate with another entity or transfer our assets substantially as an entirety.

Events of Default	The term “event of default” means any of the following:

• we do not pay interest on a note within 30 days of its due date;

• we do not pay the principal or any premium on a note on its due date;

• we remain in breach of a restrictive covenant or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach sent by the trustee or holders of 10% of the outstanding aggregate principal amount of the notes;

•    we default on other debt payments totaling $100,000,000 or more in the aggregate, our obligation to repay is accelerated, and this repayment obligation remains accelerated for 10 days after we receive a notice of default under the notes as described in the previous bullet point; or

• we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

Use of Proceeds	We intend to use the net proceeds from this offering, together with available cash on hand and short-term borrowings, to finance the aggregate purchase price of the Acquisition. Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States. If the Acquisition is not completed on or prior to the Outside Date, we will be required to redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price, as described under “Description of the Notes—Special Mandatory Redemption.” See “Use of Proceeds.”

Sinking Fund	The notes are not entitled to any sinking fund payments.

Governing Law	New York

Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Form of Notes	The notes will be issued as fully registered notes, represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s partnership nominee, Cede & Co. Investors may elect to hold interests in the global notes through any of DTC, Clearstream or the Euroclear System.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the following risk factors, together with the risk factors identified under the heading “Risk Factors,” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended January 1, 2011, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and any other risk factor information contained in the accompanying prospectus, as well as any other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment in the notes. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances.

Risks Related to the Acquisition

The anticipated benefits of the pending Acquisition may not be fully realized and may take longer to realize than expected.

The Acquisition will involve the integration of Timberland’s operations with our existing operations. There are uncertainties in such integration. Our ability to integrate the operations of Timberland successfully will depend on our ability to devote management attention and resources. Completing the integration process may be more expensive than anticipated, and we cannot assure you that we will be able to effect the integration of Timberland’s operations smoothly or efficiently or that the anticipated benefits of the Acquisition will be achieved. Although the Timberland business will generally be subject to risks similar to those to which we are subject in our existing businesses, we may not have discovered during the due diligence process, and we may not discover prior to closing, all known and unknown factors regarding Timberland that could produce unexpected consequences for us. Undiscovered factors may result in our incurring financial liabilities, which could be material, and in our not achieving the expected benefits from our pending merger within our desired time frames, if at all.

Risks Related to the Notes

If the Acquisition is not completed on or prior to the Outside Date, we will be required to redeem all of the notes and, as a result, you may not obtain your expected return on the notes.

We may not be able to consummate the Acquisition by the Outside Date. Our ability to consummate the Acquisition is subject to various closing conditions, many of which are beyond our control. If we are not able to consummate the Acquisition by the Outside Date, we will be required to redeem all of the notes at the Special Mandatory Redemption Price and, as a result, you may not obtain your expected return on the notes.

The notes will be effectively subordinated to all of our existing and future secured debt and to all existing and future liabilities of our subsidiaries. This may affect noteholders’ ability to receive payments on the notes.

The notes will be general unsecured obligations of V.F. Corporation. None of our subsidiaries will guarantee our obligations under, or have any obligations to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to claims of our existing and future secured creditors to the extent of the value of the assets securing that indebtedness as well as to the existing and future indebtedness and other liabilities of our subsidiaries (including, following the Acquisition, Timberland).

Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payments of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Our right to receive any assets of any of our subsidiaries (including, following the Acquisition, Timberland) upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt that we or our subsidiaries have or may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of any of our existing or future secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes do not contain restrictive financial covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

Other than as described in the accompanying prospectus under “Description of the Notes—Covenants,” the notes are not subject to any restrictive covenants and we are not restricted from paying dividends or issuing or repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters are not required to do so and may cease their market-making at any time without notice. In addition, an active or liquid trading market for the notes may not develop.

Some significant restructuring transactions may not constitute a change of control repurchase event as described under “Description of the Notes—Repurchase upon Change of Control Repurchase Event,” in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “change of control repurchase event” as described under “Description of the Notes—Repurchase upon a Change of Control Repurchase Event,” you will have the right to require us to repurchase the notes. However, the change of control repurchase event provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a change of control repurchase event requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes including the trading prices for the notes.

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.

Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a change of control repurchase event as described under “Description of the Notes—Repurchase upon a Change of Control Repurchase Event.” We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms or at all.

A change of control repurchase event may also constitute an event of default or require a prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended
	July 2,		July 3,		Fiscal Years
	2011		2010		2010		2009		2008		2007		2006

Ratio of Earnings to Fixed Charges (1)	7.9	x	6.1	x	6.4	x	5.5	x	6.8	x	8.8	x	9.2x

(1)	For purposes of this ratio, earnings are based on income from continuing operations before income taxes and before fixed charges. Income from continuing operations before income taxes is adjusted for noncontrolling interests of partially owned consolidated subsidiaries and for earnings and dividends of investments accounted for on the equity method. Fixed charges consist of interest expense, capitalized interest and one-third of rent expense (excluding contingent rent expense), which approximates the interest factor of such rent expense.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be approximately $892 million after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering, together with approximately $1.4 billion of cash on hand and short-term borrowings, to finance the aggregate purchase price of the Acquisition. Pending such use, the net proceeds may be invested in short-term, investment-grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States.

The consummation of this offering is not conditioned upon the consummation of the Acquisition, although we will be required to redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price if the Acquisition is not completed on or prior to the Outside Date (each as defined in “Description of the Notes—Special Mandatory Redemption”).

CAPITALIZATION

The table below sets forth our cash and equivalents, short-term debt and capitalization as of July 2, 2011:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of the notes covered by this prospectus supplement.

The table below is unaudited and should be read in conjunction with “Use of Proceeds,” contained in this prospectus supplement, and the consolidated annual and interim financial statements and the notes thereto included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No assurances can be given that the information in the table below will not change.

	July 2, 2011
	Actual	As Adjusted
	(In millions)

Cash and equivalents	$611	$1,503

Short-term debt (including current portion of long-term debt)	$45	$45

Long-term debt	935	1,835

Stockholders’ equity
Common stock, stated value $1 per share	110	110
Additional paid-in capital	2,221	2,221
Accumulated other comprehensive income (loss)	(180)	(180)
Retained earnings	2,118	2,118
Noncontrolling interests	1	1

Total stockholders’ equity	4,270	4,270

Total capitalization	$5,250	$6,150

DESCRIPTION OF THE NOTES

General

The notes are governed by an indenture, which is a contract between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., which acts as trustee (the “Indenture”). The trustee’s main role is to enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Events of Default—Remedies if an Event of Default Occurs.” The Indenture and its associated documents, including the notes, contain the full legal text of the matters described in this section. The Indenture and the notes are governed by New York law. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture.

The following description of the material provisions of the Indenture and the notes is a summary only. More specific terms, as well as the definitions of relevant terms, can be found in the Indenture, the Trust Indenture Act of 1939, which is applicable to the Indenture, and the notes. We have also included references in parentheses to certain sections of the Indenture. Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture.

Although for convenience the floating rate notes and the fixed rate notes are referred to as the “notes,” each will be issued as a separate series and will not together have any class voting rights except as expressly provided in the Indenture (as defined below and as described in the accompanying prospectus). Accordingly, for purposes of this “Description of the Notes,” unless otherwise specified, references to the “notes” shall be deemed to refer to each series of notes separately, and not to the floating rate notes and the fixed rate notes on any combined basis.

Principal, Maturity and Interest

The notes will be our general, unsecured obligations. The aggregate principal amount of the two separate series of the debt securities offered hereby will initially be limited to $900,000,000. The floating rate notes will be initially limited to $400,000,000 and the fixed rate notes will be initially limited to $500,000,000. However, the Indenture does not limit the aggregate principal amount of debt securities of either series that we may issue, and we may issue additional notes in amounts that exceed the initial amounts at any time, without your consent and without notifying you; provided, however, that, if such additional notes are not fungible with the original notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

The floating rate notes will mature on August 23, 2013 and the fixed rate notes will mature on September 1, 2021, unless redeemed in whole or in part as described below under “—The Fixed Rate Notes—Optional Redemption.”

The notes will not be subject to any mandatory redemption or sinking fund payments other than as described under “—Special Mandatory Redemption” below.

The Floating Rate Notes

The floating rate notes will bear interest from August 24, 2011. Interest on the floating rate notes will be payable quarterly on each February 23, May 23, August 23 and November 23, commencing November 23, 2011, to the persons in whose names the floating rate notes are registered at the close of business on the business day next preceding the relevant floating rate interest payment date, or in the event the floating rate notes cease to be held in the form of one or more global notes, at the close of business on the date 15 days prior to that floating rate interest payment date, whether or not a business day.

The floating rate notes will bear interest for each Interest Period at a rate per annum calculated by the calculation agent, subject to the maximum interest rate permitted by New York or other applicable state law, as such law may be modified by United States law of general application. The per annum rate at which interest on the floating rate notes will be payable during each Interest Period will be equal to the then-applicable three-month LIBOR rate for U.S. dollars, determined on the Interest Determination Date for that Interest Period, plus 0.750% (75 basis points).

If any floating rate interest payment date for the floating rate notes would otherwise be a day that is not a business day, such floating rate interest payment date shall be the next succeeding Business Day, unless the next succeeding business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding business day.

The “calculation agent” means the agent appointed by the Company to calculate the interest rate on the floating rate notes and will initially be the trustee.

“Interest Determination Date” means the second London Business Day immediately preceding the applicable Interest Reset Date. The Interest Determination Date for the initial Interest Period will be the second London Business Day immediately preceding settlement for the floating rate notes.

“Interest Period” means the period commencing on any floating rate interest payment date for the floating rate notes (or, with respect to the initial Interest Period only, commencing on August 24, 2011) to, but excluding, the next succeeding floating rate interest payment date for the floating rate notes, and in the case of the last such period, from and including the floating rate interest payment date immediately preceding the maturity date to but not including such maturity date. If the maturity date is not a Business Day, then the principal amount of the floating rate notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the maturity date, or any day thereafter.

“Interest Reset Date” means the first day of each Interest Period other than the initial Interest Period.

“London Business Day” means a day on which commercial banks are open for business (transacting dealings in U.S. dollars) in London.

The “three-month LIBOR,” for any Interest Determination Date, will be the offered rate for deposits in the London interbank market in U.S. dollars having an index maturity of three months, as such rate appears on the Reuters Page LIBOR 01 as of approximately 11:00 a.m., London time, on such Interest Determination Date.

The amount of interest for each day that the floating rate notes are outstanding (the “daily interest amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate notes. The amount of interest to be paid on the floating rate notes for any Interest Period will be calculated by adding the daily interest amounts for each day in such Interest Period.

The interest rate and amount of interest to be paid on the floating rate notes for each Interest Period will be calculated by the calculation agent. All calculations made by the calculation agent shall in the absence of manifest error be conclusive for all purposes and binding on VF and the holders of the floating rate notes. So long as three-month LIBOR is required to be determined with respect to the floating rate notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish three-month LIBOR for any Interest Period, or that VF proposes to remove such calculation agent, VF shall appoint itself or another person which is a bank, trust company, investment banking firm or other financial institution to act as the calculation agent.

Optional Redemption

Other than as described in “—Special Mandatory Redemption,” the floating rate notes are not redeemable prior to maturity.

The Fixed Rate Notes

The fixed rate notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement from August 24, 2011, payable semi-annually in arrears on March 1 and September 1, of each year, commencing March 1, 2012, to the persons in whose names the fixed rate notes are registered at the close of business on the business day next preceding the relevant fixed rate interest payment date, or in the event the fixed rate notes cease to be held in the form of one or more global notes, at the close of business on the date 15 days prior to that fixed rate interest payment date, whether or not a business day. Interest on the fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

We may redeem the fixed rate notes in whole or in part at any time. If the fixed rate notes are redeemed before June 1, 2021 (three months prior to the maturity date of the fixed rate notes), the redemption price will equal the greater of:

•	100% of the principal amount being redeemed; and

•	the sum, as determined by a quotation agent appointed by us, of the present value of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the “adjusted treasury rate,” plus 20 basis points, plus accrued and unpaid interest to the date of redemption.

If the fixed rate notes are redeemed on or after June 1, 2021 (three months prior to the maturity date of the fixed rate notes), the redemption price for the fixed rate notes will equal 100% of the principal amount of the fixed rate notes. The redemption price for the fixed rate notes will include accrued interest on the fixed rate notes being redeemed to the date of redemption.

The “adjusted treasury rate” for any redemption date means the rate per year equal to the semi-annual equivalent yield to maturity of the “comparable treasury issue,” assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the “comparable treasury price” for such redemption date. The semi-annual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

The “comparable treasury issue” is a United States treasury security, selected by the quotation agent, having a maturity comparable to the remaining term of the fixed rate notes to be redeemed that would be utilized in accordance with customary financial practice in pricing new issues of corporate notes of comparable maturity to the remaining term of the fixed rate notes.

The “quotation agent” is the “reference treasury dealer” appointed by us.

The “reference treasury dealers” means:

•	each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC and their respective successors; provided, however, that if the foregoing shall cease to be a primary

U.S. government securities dealer (a “primary treasury dealer”), the Company shall substitute the reference treasury dealer for another primary treasury dealer; and

•	any other primary treasury dealer selected by us.

The “comparable treasury price” for any redemption date means the average of the reference treasury dealer quotations for such redemption date, provided that if three or more reference treasury dealer quotations are obtained, the highest and lowest of such quotations shall be excluded from the calculation.

The “reference treasury dealer quotations” means, for each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the fixed rate notes to be redeemed.

Unless we default in payment of the redemption price on or after the redemption date, interest will cease to accrue on the fixed rate notes called for redemption on the date of such redemption.

Special Mandatory Redemption

If, for any reason, the Acquisition is not completed on or prior to March 12, 2012 (the “Outside Date”), we will be required to redeem the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price; provided, however, that if the Merger Agreement is terminated in accordance with its terms, the Outside Date shall be the date the Merger Agreement is terminated.

Notice of a special mandatory redemption will be mailed, with a copy to the trustee, promptly after the occurrence of the event triggering such redemption to each holder of notes at its registered address. If funds sufficient to pay the Special Mandatory Redemption Price of all of the notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee, in its capacity as paying agent, on or before such Special Mandatory Redemption Date, on and after such Special Mandatory Redemption Date, the notes will cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the notes shall terminate.

“Special Mandatory Redemption Date” means the date which is 20 business days after the Outside Date.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the notes together with accrued and unpaid interest to but excluding the Special Mandatory Redemption Date.

Repurchase upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem all the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered pursuant to our offer;

•	deposit with the trustee an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The trustee will promptly mail to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means that the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance composed of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of VF Corporation and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than VF Corporation or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of VF Corporation’s Voting Stock; (3) the first day on which a majority of the members of VF Corporation’s Board of Directors are not Continuing Directors; (4) the consummation by VF Corporation of a consolidation with, or merger with or into, any person or entity, or the consummation by any person or entity of a consolidation with, or merger with or into, VF Corporation, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of VF Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of VF Corporation outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or entity immediately after giving effect to such transaction; or (5) the adoption of a plan relating to the liquidation or dissolution of VF Corporation.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of VF Corporation who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of VF Corporation’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Corporation, Inc., and its successors.

“Voting Stock” means, with respect to any specified person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Modification and Waiver

There are three types of changes that can be made to the Indenture and the notes:

•	Changes requiring your approval. First, the consent of each affected note holder is required to:

•	change the stated maturity of the principal or interest on a note;

•	reduce any amounts due on a note;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 9.02)

•	Changes requiring a majority vote. The second type of change to the Indenture and the notes requires a vote in favor by holders of notes owning a majority of the outstanding aggregate principal amount of the series of notes affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the notes listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

•	Changes not requiring holder approval. The third type of change does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes. (Section 9.01)

Notes will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described later under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding notes of that series on the record date and must be taken within 180 days following the record date. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the notes or request a waiver of a default.

Covenants

In the Indenture, we agree to restrictions that limit our and our subsidiaries’ ability to create liens or enter into sale and leaseback transactions.

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (as each such term is defined below) without providing that the notes (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the notes then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i)	Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii)	Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which Debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii)	Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv)	Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v)	Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi)	Mortgages existing on the date of the Indenture; and

(vii)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the notes, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (Section 10.08)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

(i)	the Company or such Restricted Subsidiary would be entitled under the Indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “Restrictions on Mortgages and Other Liens,” or

(ii)	the Company applies an amount in cash equal to such Attributable Debt to the retirement of non-subordinated debt of the Company or a Restricted Subsidiary. (Section 10.09)

The restrictions described above do not apply to:

(i)	such transactions involving leases with a term of up to three years,

(ii)	leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii)	leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property. (Section 1.01)

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(i)	the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the notes and under the Indenture;

(ii)	after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(iii)	after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the notes equally and ratably with (or prior to) any indebtedness secured thereby. (Section 8.01)

Defeasance

Full Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes (this is called “full defeasance”) if:

•	we deposit in trust for the benefit of all direct holders of the notes money, or a combination of money and U.S. government notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the notes on their various due dates;

•	there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and simply repaid the notes; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 13.02 and 13.04)

If we accomplish full defeasance, you would have to rely solely on the trust deposit for all payments on the notes. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having money and/or notes or bonds set aside in trust to repay the notes. In order to achieve covenant defeasance, we must:

•	deposit in trust for the benefit of all direct holders of the notes money, or a combination of money and U.S. government notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the notes on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and simply repaid the notes.

If we accomplish covenant defeasance, the following provisions of the Indenture and the notes would no longer apply:

•	our obligations regarding the conduct of our business described above under “Covenants,” and any other covenants applicable to the notes described in this prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “Mergers and Similar Events”; and

•	the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the notes in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the notes become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 13.03 and 13.04)

Ranking

The notes are not secured by any of our property or assets. Accordingly, you are an unsecured creditor of the Company. The notes are not subordinated to any of the Company’s other debt obligations and therefore rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.

The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any existing or future indebtedness and liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the notes then outstanding. The Indenture does not limit our ability or the ability of any of our subsidiaries to issue additional debt.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection. The term “event of default” means any of the following:

•	we do not pay interest on a note within 30 days of its due date;

•	we do not pay the principal or any premium on a note on its due date;

•	we remain in breach of a restrictive covenant or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by the trustee or holders of 10% of the outstanding aggregate principal amount of the notes;

•	we default on other debt payments totaling $100,000,000 or more in the aggregate, our obligation to repay is accelerated, and this repayment obligation remains accelerated for 10 days after we receive a notice of default under the notes as described in the previous bullet point; or

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of 25% in outstanding aggregate principal amount of the notes may declare the entire principal amount of all the notes to be due and immediately payable. This is called a “declaration of acceleration of maturity.” If an event of default occurs because of certain events of bankruptcy, insolvency or reorganization, the principal amount of all outstanding notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of a majority in aggregate outstanding principal amount of the notes. (Section 5.02)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (an “indemnity”). (Section 6.03) If reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the Indenture. (Section 5.12)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in aggregate principal amount of all the outstanding notes must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the holders of a majority in aggregate principal amount of all the outstanding notes must not have given the trustee any direction inconsistent with that request; and

•	the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity. (Section 5.07)

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the relevant due date. (Section 5.08)

The trustee, within 30 days after the occurrence of a default (meaning the events specified above without grace periods) with respect to the notes, will give to the holders of the notes notice of all uncured defaults known to it, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any note, or in the deposit of any sinking fund payment with respect to any notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes. (Section 6.02)

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the notes, or specifying the nature of any default. (Section 10.04)

Book-Entry System

The notes will be issued in the form of one or more fully registered global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s partnership nominee, Cede & Co. Except under the circumstance described below, the notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual notes it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the Securities and Exchange Commission.

Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal and interest payments on the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as requested by an authorized representative of DTC) is our responsibility or that of the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Global Security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Global Security certificates will be printed and delivered to DTC.

Clearstream.  Clearstream Banking, société anonyme (“Clearstream”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear.  Euroclear Bank S.A./N.V. (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the notes will be made by us in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a Direct Participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, Direct Participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the Direct Participant, a cross-market transaction will settle no differently than a trade between two Direct Participants.

When a Clearstream or Euroclear Participant wishes to transfer notes to a Direct Participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Regarding the Trustee

The trustee’s current address is The Bank of New York Mellon Trust Company, N.A., 10161 Centurion Parkway, Jacksonville, Florida 32256.

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (Section 6.01)

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the company or any affiliate. If it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Sections 6.08 and 6.13)

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:

•	purchased by those initial holders who purchase such notes in this offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes of such series is sold for money; and

•	held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances, including alternative minimum tax consequences and tax consequences applicable to holders subject to special rules, such as:

•	tax-exempt organizations;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge, straddle or other integrated transaction for U.S. federal income tax purposes, or persons entering into a constructive sale with respect to the notes;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding the notes are urged to consult their own tax advisors.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, in each case as in effect on the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of Interest

The notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes.

Sale, Exchange, Redemption or Other Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and the holder’s tax basis in the note. A U.S. Holder’s tax basis in a note will, in general, be the U.S. Holder’s cost therefor. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other taxable disposition the note has been held by the holder for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes other than with respect to certain exempt recipients. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of a note.

Payments on the Notes

Payments of principal, interest and premium on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the Non-U.S. Holder certifies on an IRS Form W-8BEN (or other applicable IRS Form W-8), under penalties of perjury, that it is not a United States person (as defined in the Code) and we do not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.

If interest on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the holder will generally be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption or Other Disposition of the Notes

A Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

If gain realized on a sale, exchange, redemption or other disposition of a note is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the notes and the Non-U.S. Holder may be subject to backup withholding on payments of interest on the notes or on the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

	Principal	Principal
	Amount of	Amount of
	Floating Rate	Fixed Rate
Underwriters	Notes	Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$124,000,000	$155,000,000
J.P. Morgan Securities LLC	104,000,000	130,000,000
Wells Fargo Securities, LLC	76,000,000	95,000,000
Citigroup Global Markets Inc.	16,000,000	20,000,000
HSBC Securities (USA) Inc.	16,000,000	20,000,000
Barclays Capital Inc.	8,000,000	10,000,000
BNP Paribas Securities Corp.	8,000,000	10,000,000
ING Financial Markets LLC	8,000,000	10,000,000
Morgan Stanley & Co. LLC	8,000,000	10,000,000
PNC Capital Markets LLC	8,000,000	10,000,000
RBS Securities Inc.	8,000,000	10,000,000
Santander Investment Securities Inc.	8,000,000	10,000,000
U.S. Bancorp Investments, Inc.	8,000,000	10,000,000

Total	$400,000,000	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such prices less a concession not in excess of 0.200% of the principal amount of the floating rate notes and 0.400% of the principal amount of the fixed rate notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.150% of the principal amount of the floating rate notes and 0.250% of the principal amount of the fixed rate notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $2 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about August 24, 2011, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period of five days after the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or will in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the notes offered hereby and certain matters relating thereto will be passed upon on behalf of VF Corporation by Candace S. Cummings, Vice President – Administration, General Counsel and Secretary of VF Corporation and by Davis Polk & Wardwell LLP, New York, New York, special counsel to the Company, and for the Underwriters by Shearman & Sterling LLP, New York, New York. Davis Polk & Wardwell LLP and Shearman & Sterling LLP will rely on the opinion of Candace S. Cummings as to matters of Pennsylvania law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended January 1, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VF Corporation

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may sell the securities through underwriters or dealers, directly to other purchasers or through agents. The accompanying prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the securities in respect of which this prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 14 of our annual report on Form 10-K for the year ended January 1, 2011 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2011

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

VF CORPORATION

V.F. Corporation, organized in 1899, is a worldwide leader in branded lifestyle apparel and related products. Unless the context indicates otherwise, the terms “VF,” “the Company,” “we,” “us” and “our” used herein refer to V.F. Corporation and its consolidated subsidiaries. Our stated vision is: VF will grow by building lifestyle brands that excite consumers around the world.

For over 100 years, VF has grown by offering consumers high quality, high value branded apparel and related products. Since 2004, we have been implementing a strategy that is transforming VF’s mix of business to include more lifestyle brands. Lifestyle brands are those brands that connect closely with consumers because they are aspirational and inspirational; they reflect consumers’ specific activities and interests. Lifestyle brands generally extend across multiple product categories and have higher than average gross margins. Accordingly, this transformation has included the acquisitions of many lifestyle brands in recent years, including Vans®, Reef®, Kipling®, Napapijri®, 7 For All Mankind®, lucy®, Splendid® and Ella Moss®. At the same time, we have continued to support all of our businesses through product line extensions, geographic expansion, retail store openings, product innovation, consumer research and marketing.

VF is a highly diversified apparel company — across brands, product categories, channels of distribution and geographies. VF owns a broad portfolio of brands in the jeanswear, outerwear, packs, luggage, footwear, sportswear, occupational and performance apparel categories. These products are marketed to consumers shopping in specialty stores, upscale and traditional department stores, national chains and mass merchants. A growing portion of our revenues, currently 18%, is derived from sales to consumers through VF-operated stores and internet sites. VF derives 30% of its revenues from outside the United States, primarily in Europe, Asia, Canada and Latin America. VF products are also sold in many countries through independent licensees and distributors. To provide our products across multiple channels of distribution in different geographic areas, we balance efficient and flexible internally-owned manufacturing with sourcing finished goods from independent contractors. We utilize state-of-the-art technologies for inventory replenishment that enable us to effectively and efficiently get the right assortment of products which match consumer demand to our customers’ shelves.

VF’s businesses are organized primarily into product categories, and by brands within those categories, for both management and internal financial reporting purposes. These groupings of businesses are called “coalitions” and consist of the following: Outdoor & Action Sports, Jeanswear, Imagewear, Sportswear and Contemporary Brands. These coalitions are our reportable segments for financial reporting purposes. Coalition management has responsibility to build their brands, with certain financial, administrative and systems support and disciplines provided by central functions within VF.

We consider our Outdoor & Action Sports, Sportswear and Contemporary Brands coalitions to be our lifestyle coalitions, which have the potential to achieve higher long-term revenue, profit growth and profit margins than our other businesses. Our Jeanswear and Imagewear coalitions are our heritage businesses which have historically strong levels of profitability and cash flows but lower revenue growth rates.

Our principal executive offices are located at 105 Corporate Center Boulevard, Greensboro, North Carolina 27408, and our telephone number is (336) 424-6000. We maintain a website at www.vfc.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

All periodic and current reports, registration statements and other filings that VF is required to file or furnish to the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, are available free of charge from the SEC’s website (http://www.sec.gov) and public reference room at 100 F Street, NE, Washington, DC 20549 and on VF’s website at http://www.vfc.com. Such documents are available as soon as reasonably practicable after electronic filing of the material with the SEC.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

(a) Annual Report on Form 10-K for the year ended January 1, 2011;

(b) Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2011;

(c) Annual Proxy Statement filed on March 23, 2011;

(d) Current Report on Form 8-K filed on February 22, 2011;

(e) Current Report on Form 8-K filed on March 23, 2011;

(f) Current Report on Form 8-K filed on April 27, 2011;

(g) Current Report on Form 8-K filed on June 13, 2011.

Copies of these reports may also be obtained free of charge upon written request to the Secretary of VF Corporation, P.O. Box 21488, Greensboro, NC 27420.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, VF will use the proceeds it receives from the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon the funding requirements of VF at the time and the availability of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

	Quarters Ended
	April 2,		April 3,		Fiscal Years
	2011		2010		2010		2009		2008		2007		2006

Ratio of Earnings to Fixed Charges(1)	9.3	x	6.9	x	6.4	x	5.5	x	6.8	x	8.8	x	9.2x

(1)	For purposes of this ratio, earnings are based on income from continuing operations before income taxes and before fixed charges. Income from continuing operations before income taxes is adjusted for noncontrolling interests of partially owned consolidated subsidiaries and for earnings and dividends of investments accounted for on the equity method. Fixed charges consist of interest expense, capitalized interest and one-third of rent expense (excluding contingent rent expense), which approximates the interest factor of such rent expense.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

From time to time, we may make oral or written statements, including statements in our Annual Report, that constitute “forward-looking statements” within the meaning of the federal securities laws. These include statements concerning plans, objectives, projections and expectations relating to VF’s operations or economic performance, and assumptions related thereto. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and actual results could differ materially from those expressed or implied in the forward-looking statements.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock is based upon our articles of incorporation, which were restated as of May 10, 2010 (the “Articles of Incorporation”), our amended and restated by-laws, which were amended as of April 26, 2011 (the “By-laws”) and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-laws below. The summary is not complete. The Articles of Incorporation and By-laws are incorporated by reference in the registration statement of which this prospectus is a part and were filed with the SEC as exhibits to our Current Report on Form 8-K dated May 11, 2010, in the case of the Articles of Incorporation, and our Current Report on Form 8-K dated April 27, 2011, in the case of the By-laws. You should read the Articles of Incorporation and By-laws for the provisions that are important to you.

Certain provisions of the Pennsylvania Business Corporation Law, as amended (the “BCL”), the Articles of Incorporation and By-laws could have the effect of delaying, deferring or preventing a tender offer, change in control or the removal of existing management that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Articles of Incorporation authorizes us to issue 300,000,000 shares of common stock, without par value, and 25,000,000 shares of preferred stock, par value $1.00 per share.

Common Stock

As of July 1, 2011, there were 109,597,701 shares of common stock issued and outstanding which were held of record by 4,252 shareholders. The holders of common stock are entitled to one vote per share (which is non-cumulative) on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of VF, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078.

Preferred Stock

Under the Articles of Incorporation, the board of directors is authorized to provide for the issuance of up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers, full or limited and the number of votes per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in or pursuant to the resolution or resolutions providing for the issue thereof to be adopted by the board of directors. Prior to the issuance of each series of preferred stock, the board of directors will adopt resolutions creating and designating such series as a series of preferred stock. As of July 21, 2011, there were no shares of preferred stock outstanding.

Certain Provisions of the Articles of Incorporation, the By-laws and Pennsylvania Law

Advance Notice of Proposals and Nominations

Notices of shareholder proposals and nominations for election of directors may be made by any shareholder entitled to vote only if written notice is given by the shareholder and received by the secretary of the Company not less than 150 days prior to the date of the annual meeting of shareholders.

Supermajority Voting Provisions

Certain provisions of our Articles of Incorporation and By-laws require a greater percentage shareholders’ vote than a majority of the shares cast at a meeting at which a quorum of shareholders is present. For example, removal of directors requires approval by 80% of the votes which all shareholders would be entitled to cast at any election of directors; our By-laws and Articles of Incorporation may only be amended, altered, repealed or new By-laws or Articles adopted upon approval by at least 80% of the votes entitled to be cast by shareholders, unless the change was proposed by a majority of the “disinterested directors” (as defined in the By-laws), in which case only a majority approval vote is required, or unless the change was approved by a majority vote of the disinterested directors.

Classified Board

We have a classified board of directors pursuant to which the board is divided into three classes, and the term of office of one class expires in each year. Our By-laws provide a nominating procedure for directors if shareholders wish to make nominations for directors.

Certain Anti-Takeover Effects of Pennsylvania Law

We are subject to Subchapter F of Chapter 25 of the BCL. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock). Subchapter F prohibits such a corporation from engaging in a “business combination” (as defined in the BCL) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder’s acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the “Share Acquisition Date”), (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors of such corporation and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) in the transaction and the other conditions of Subchapter F are met, (iii) holders of all outstanding shares of common stock of the corporation approve the transaction, (iv) no earlier than five years after the Share Acquisition Date, a majority of the holders of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the Share Acquisition Date, a majority of all holders of the shares of the corporation approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) and the other conditions of Subchapter F are met.

Under certain circumstances, Subchapter F of the BCL makes it more difficult for an interested shareholder to effect various business combinations with a corporation by imposing additional time delays and higher voting requirements with respect to such transactions. The provisions of Subchapter F should encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the five-year delay and higher shareholder voting requirements would not apply if such person, prior to acquiring 20% of our voting shares, obtained the approval of our board for such acquisition or for the proposed business combination transaction.

Subchapter F of the BCL will not prevent a hostile takeover of VF. It may, however, make more difficult or discourage a takeover of VF or the acquisition of control of VF by a significant shareholder and thus the removal of incumbent management. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

We are also subject to Section 2538 of Subchapter D of Chapter 25 of the BCL and Subchapter E of Chapter 25 of the BCL. Section 2538 requires the approval of a majority of the disinterested shareholders with respect to certain transactions between an “interested shareholder” (as defined in Section 2538) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the BCL requires a “controlling person,” defined generally as a person who acquires 20% or more of the voting shares of a publicly traded corporation, to offer to purchase the shares of all other shareholders at “fair value” (determined as provided in Subchapter E). Fair value for this purpose is defined as a value not less than the highest price paid per share by the controlling person during the 90-day period ending on and including the date the controlling person acquired 20% or more of the voting shares of the corporation, plus any control premium that is not already reflected in such price.

Subchapter G of Chapter 25 of the BCL also contains certain provisions applicable to a publicly traded corporation which, under certain circumstances, permit such a corporation to redeem “control shares” (as defined in the BCL) and remove the voting rights of such control shares. Additionally, Subchapter H of Chapter 25 of the BCL requires the disgorgement of profits by a “controlling person” (as defined in the BCL). We have opted out of the provisions contained in Subchapters G and H of Chapter 25 of the BCL.

DESCRIPTION OF PREFERRED STOCK

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus, including, without limitation:

•	the specific designation and number of shares to be issued;

•	the stated value per share of such preferred stock;

•	the initial public offering price at which shares of such series of preferred stock will be sold;

•	the annual rate of dividends on such preferred stock during the initial dividend period with respect thereto and the date on which such initial dividend period will end;

•	the dividend rate or rates (or method of calculation);

•	whether dividends will be cumulative or non-cumulative;

•	the minimum and maximum applicable rate for any dividend period;

•	the dates on which dividends will be payable, the date from which dividends will accrue and the record dates for determining the holders entitled to such dividends;

•	any redemption or sinking fund provisions; and

•	any additional dividend, redemption, liquidation or other preference or rights and qualifications, limitations or restrictions of such preferred stock.

Our board is authorized, subject to limitations prescribed by law, to provide by resolution for the issuance from time to time of preferred stock in one or more series, any or all of which may have full, limited, multiple, fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as shall be stated in the resolution or resolutions adopted by the board. Each share of preferred stock will, when issued, be fully paid and non-assessable. The preferred stock will have no preemptive rights.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an Indenture (the “Indenture”) which we entered into with The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), on October 15, 2007 and will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized herein certain terms and provisions of the Indenture. The summary is not complete. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the Indenture for the provisions which may be important to you. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, and the laws of the state of New York. We have also included references in parentheses to certain sections of the Indenture. Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture.

We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

•	the place or places where principal of (and premium, if any) and interest on the debt securities shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	if applicable, the price at which, the periods within which, and the terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•	the portion of the principal amount of the debt securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof;

•	the currency of payment of principal of and premium, if any, and interest on the debt securities;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities; and

•	any other terms of the debt securities. (Section 3.01)

Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities are to be issued as registered securities without coupons in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.05)

Debt securities may be issued under the Indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. As defined in the Indenture, “original issue discount securities” means any debt securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 1.01)

Modification of the Indenture

There are three types of changes that can be made to the Indenture and the debt securities:

•	Changes requiring your approval. First, the consent of each affected noteholder is required to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 9.02)

•	Changes requiring a majority vote. The second type of change to the Indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the outstanding aggregate principal amount of the series of debt securities affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the debt securities listed in the first category described above under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Sections 5.13 and 9.02)

•	Changes not requiring holder approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. (Section 9.01)

Debt securities will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken, that vote or action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 1.04)

Covenants

Restrictions on Mortgages and Other Liens

We will not, nor will we permit any Subsidiary (as defined below) to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (as defined below) without providing that the debt securities (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the debt securities then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:

(i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii) Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;

(v) Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);

(vi) Mortgages existing on the date of the Indenture; and

(vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.

Notwithstanding the above, we or our Subsidiaries may, without securing the debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (Section 10.08)

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property are prohibited unless:

(i) the Company or such Restricted Subsidiary would be entitled under the Indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “Restrictions on Mortgages and Other Liens,” or

(ii) the Company applies an amount in cash equal to such Attributable Debt to the retirement of non-subordinated debt of the Company or a Restricted Subsidiary. (Section 10.09)

The restrictions described above do not apply to:

(i) such transactions involving leases with a term of up to three years,

(ii) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or

(iii) leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease.

“Mortgage” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any Subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property.

“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

Mergers and Similar Events

We may not consolidate with or merge into any other person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:

(a) the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the debt securities and under the Indenture;

(b) after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

(c) after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the debt securities equally and ratably with (or prior to) any indebtedness secured thereby. (Section 8.01)

Defeasance

Full Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (this is called “full defeasance”) if:

•	we deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 13.02 and 13.04)

If we accomplished full defeasance, you would have to rely solely on the trust deposit for all payments on the debt securities. You could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the benefit of those restrictive covenants but would gain the protection of having money and/or notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must:

•	deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and simply repaid the debt securities.

If we accomplish covenant defeasance, the following provisions of the Indenture and the debt securities would no longer apply:

•	our obligations regarding the conduct of our business described above under “Covenants,” and any other covenants applicable to the debt securities described in the applicable prospectus supplement;

•	the conditions to our engaging in a merger or similar transaction, as described above under “Mergers and Similar Events”; and

•	the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 13.03 and 13.04)

Events of Default and Notice Thereof

When we use the term “Event of Default” in the Indenture with respect to the debt securities of any series, here are some examples of what we mean:

•	failure to pay principal of (or premium, if any) on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	failure to perform any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the debt securities outstanding and affected thereby;

•	acceleration of any debt aggregating in excess of $100,000,000 (including debt securities of any series other than that series), if such acceleration has not been rescinded or annulled within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of such series;

•	certain events in bankruptcy, insolvency or reorganization of the Company; and

•	any other Event of Default provided with respect to debt securities of such series. (Section 5.01)

If an Event of Default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind or annul such declaration and its consequences. (Section 5.02)

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon the occurrence of any Event of Default and the continuation thereof.

The trustee, within 30 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, or in the deposit of any sinking fund payment with respect to any debt securities, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of such series. (Section 6.02)

We will be required to furnish to the trustee annually within 120 days after the end of each fiscal year a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 10.04)

The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults. (Sections 5.12 and 5.13)

In case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 6.01) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.03)

Certain Pennsylvania Taxes

The debt securities held by or for certain persons and entities, principally individuals and partnerships resident in Pennsylvania, are subject to the Pennsylvania Corporate Loans Tax, the annual rate of which is currently $4 per $1,000 principal amount of the debt securities held by such persons and entities that are not exempt from the tax. The Pennsylvania Corporate Loans Tax will be withheld by us from interest paid to such persons and entities.

Persons and entities resident in Pennsylvania holding debt securities should consult their tax advisors regarding the applicability of the Pennsylvania Corporate Loans Tax.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, the purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts, if any, will be issued under the Indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we, the trustee, the warrant agents, the unit agents or any other agent of ours, the trustee, the warrant agents, the unit agents or any agent of an agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities, separately or together in units, in several ways, including:

•	through underwriters or dealers;

•	through agents; or

•	directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, the proceeds to VF from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described in such prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer’s commission. We anticipate that any underwriting agreement pertaining to any such securities will:

•	entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act of 1933 (the “Act”) or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;

•	provide that the obligations of the underwriters will be subject to certain conditions precedent; and

•	provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

Securities also may be offered directly by us or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Act) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Act or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Underwriters and agents may be customers of, engage in transactions with, or perform services for, VF in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Act, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by Davis Polk & Wardwell LLP. Certain legal matters in connection with the securities and any offering of these securities will be passed upon for us by our general counsel, Candace S. Cummings, Esq.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 1, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$900,000,000

V. F. Corporation

$400,000,000 Floating Rate Notes due 2013

$500,000,000 3.500% Notes due 2021

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Merrill Lynch
J.P. Morgan
Wells Fargo Securities

Senior Co-Managers
Citigroup
HSBC

Co-Managers
Barclays Capital
BNP PARIBAS
ING
Morgan Stanley
PNC Capital Markets LLC
RBS
Santander
US Bancorp

August 17, 2011